Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK

The following description of Centuri Holding, Inc.’s capital stock is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”), as well as relevant sections of the Delaware General Corporation Law of the State of Delaware (the “DGCL”). Therefore, you should read carefully the more detailed provisions of our Charter and our Bylaws. References to “we,” “us,” “our,” and “Centuri” are to Centuri Holdings, Inc., a Delaware corporation.

General

Our authorized capital stock consists of 850,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 85,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors (the “Board”) may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Holders of our Common Stock are entitled to the rights set forth below.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by stockholders; provided that, prior to the termination of that certain Separation Agreement, dated as of April 11, 2024 (the “Separation Agreement”), by and between us and Southwest Gas Holdings, Inc. (“Southwest Gas Holdings”), with respect to the amendment of certain provisions in our Charter and Bylaws relating to the Separation Agreement or that certain Tax Matters Agreement, dated as of April 11, 2024, by and between us and Southwest Gas Holdings, Southwest Gas Holdings and any and all successors to Southwest Gas Holdings by way of merger, consolidation or sale of all or substantially all of its assets or equity (“SWX”) is entitled to a number of votes (which may be a fraction) for each share of Common Stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of our capital stock (including Common Stock and preferred stock) other than SWX on such proposal plus (z) one divided by (ii) the number of shares of Common Stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal. At each meeting of the stockholders, a majority of our shares issued and outstanding and entitled to vote generally for the election of directors, present in person or represented by proxy, will constitute a quorum.

Directors are elected by a plurality vote standard. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our Charter, Bylaws or as required by law, any question brought before any meeting of stockholders, other than the election of directors, will be decided by the affirmative vote of a majority of the voting power of the shares of capital stock represented at the meeting and entitled to vote on such question, voting as a single class.

We entered into the Separation Agreement with Southwest Gas Holdings, which gives Southwest Gas Holdings the right to nominate a majority of our directors as long as Southwest Gas Holdings beneficially owns 50% or more of the total voting power of our outstanding Common Stock and specifies how Southwest Gas Holdings’ nominations rights shall decrease as Southwest Gas Holdings’ beneficial ownership of our Common Stock also decreases.

Dividends

Subject to any preferential rights of any outstanding preferred stock, holders of our Common Stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of us, holders of Common Stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

No Preemptive or Similar Rights

Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock other than certain anti-dilution rights held by Southwest Gas Holdings pursuant to the Separation Agreement. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Under the terms of our Charter, and subject to Southwest Gas Holdings’ consent rights, the Board is authorized, subject to limitations prescribed by the DGCL and by our Charter, to issue up to 85,000,000 shares of preferred stock in one or more series without further action by the holders of our Common Stock. The Board will have the discretion, subject to limitations prescribed by the DGCL and by our Charter, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Charter and Bylaws

Provisions of the DGCL and our Charter and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire us or restructure the Board outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We have “opted out” of Section 203 of the DGCL. Our Charter includes a “Dominant Stockholder” provision pursuant to which a “Business Combination” of us with a Dominant Stockholder (as defined in the Charter) will require approval by 66 2/3% of the outstanding shares of our Common Stock, subject to certain exceptions requiring super-majority (65% or 85%) approval by the Board.

The existence of this provision is expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by our stockholders.

Removal of Directors. Our Charter and Bylaws provide that our stockholders may remove our directors with or without cause, by an affirmative vote of holders of two-thirds of the outstanding shares of our capital stock entitled to vote generally for the election of directors.

Amendments to Charter. Our Charter provides that the affirmative vote of the holders of a supermajority of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the number, term, removal and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, cumulative voting, stockholder action by written consent, the ability to amend our Bylaws and Charter, exclusive forum, corporate opportunities, anti-takeover provisions, the elimination of liability of directors and officers to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions. Our Charter also provides that the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend the Dominant Stockholder provision.

Amendments to Bylaws. Our Charter and Bylaws provide that, subject to exceptions, our Bylaws may only be amended by the Board or by the affirmative vote of holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class.

Size of Board and Vacancies. Our Charter provides that the Board will consist of not less than six nor more than 13 directors, the exact number of which will be fixed exclusively by the Board; provided that, prior to the termination of the Separation Agreement, the Board may consist of more than 13 directors subject to certain conditions. Any vacancies created on the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director except, prior to the termination of the Separation Agreement in the case that (i) a director who was designated for nomination by Southwest Gas Holdings pursuant to the Separation Agreement or a director who was otherwise designated by Southwest Gas Holdings pursuant to the Separation Agreement, ceases to serve, or is not elected, as a director for any reason or (ii) Southwest Gas Holdings is entitled to have one or more directors nominated or appointed to the Board pursuant to the Separation Agreement due to an increase in the size of the Board, then any such vacancies or newly created directorships shall be filled in compliance with the Separation Agreement. Any director appointed to fill a vacancy on the Board will hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal as hereinafter provided.

Special Stockholder Meetings. Our Charter provides that special meetings of stockholders may be called only by or at the direction of (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chair of the Board or (c) our chief executive officer. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent. Our Charter and Bylaws expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders. However, for so long as Southwest Gas Holdings owns at least 50% of the total voting power of the then-outstanding Common Stock, stockholders are permitted to act by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Charter and Bylaws mandate that stockholder nominations for the election of directors will be given in accordance with the Bylaws. The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the Bylaws require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Undesignated Preferred Stock. The authority that the Board possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Conflicts of Interest; Corporate Opportunities

In order to address potential conflicts of interest between us and Southwest Gas Holdings, our Charter contains certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Southwest Gas Holdings and its directors, officers and/or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with Southwest Gas Holdings. In general, these provisions recognize that we and Southwest Gas Holdings and surviving subsidiaries will continue to have contractual and business relations with each other, including directors of Southwest Gas Holdings serving as our directors, may engage in the same, similar or related business activities and lines of business or may have an interest in the same areas of corporate opportunities.

Our Charter provides that Southwest Gas Holdings has no duty to communicate information regarding a corporate opportunity to us or to refrain from engaging in the same or similar activities or lines of business, doing business with any of our clients, customers or vendors or employing or otherwise engaging any of our directors, officers or employees. Moreover, our Charter provides that for so long as Southwest Gas Holdings owns at least 10% of the total voting power of our outstanding shares or otherwise has one or more directors, officers or employees serving as our (or any of our subsidiaries’) director, officer or employee, in the event that any of our (or any of our subsidiaries’) directors, officers or employees who is also a director, officer or employee of Southwest Gas Holdings acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us and Southwest Gas Holdings, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and we, to the fullest extent permitted by law, renounce any interest or expectancy in such business opportunity, and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to us or any of our affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is our or our subsidiaries’ director, officer or employee and who is also a director, officer or employee of Southwest Gas Holdings and its affiliates (other than us and our subsidiaries) shall belong to us only if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer.

Our Charter also provides that no contract, agreement, arrangement or transaction between us (or any of our subsidiaries), on the one hand, and Southwest Gas Holdings, on the other hand, will be void or voidable solely for the reason that Southwest Gas Holdings is a party thereto, or solely because any of our (or our subsidiaries’) directors or officers who are affiliated with Southwest Gas Holdings are present at or participate in the meeting of the Board or committee thereof or are signatories to a written consent of the Board or committee thereof, which authorizes the contract, agreement, arrangement or transaction or solely because his or her votes are counted for such purpose. We may enter into and perform, and cause or permit any subsidiary to enter into and perform, one or more contracts, agreements, arrangements or transactions with Southwest Gas Holdings pursuant to which we or one of our subsidiaries, on the one hand, and Southwest Gas Holdings, on the other hand, agree to engage in transactions of any kind or nature with each other, including without limitation agreements relating to competition or allocation of opportunities. Subject to certain exceptions in our Charter, no such contract, agreement, arrangement or transaction, or the performance thereof by us (or any of our subsidiaries), or Southwest Gas Holdings, will, to the fullest extent permitted by law, (i) be considered contrary to (x) any fiduciary duty that any of our (or any of our subsidiaries’) director, officer, or employee who is also a director, officer or employee of Southwest Gas Holdings may owe or be alleged to owe to us or any such subsidiary, or to any stockholder thereof, or (y) any legal duty or obligation Southwest Gas Holdings may be alleged to owe on any basis or (ii) be considered a failure to act in (or not opposed to) the best interests of us or any of our subsidiaries or our or their respective stockholders or equityholders or the derivation of any improper personal benefit. Subject to certain exceptions in our Charter, to the fullest extent permitted by law, none of our (or any of our subsidiaries’) directors, officers or employees who are also directors, officers or employees of Southwest Gas Holdings shall have or be under any fiduciary duty to us (or any of our subsidiaries) to refer any corporate opportunity to us (or any of our subsidiaries) or to refrain from acting on behalf of us (or any of our subsidiaries) or of Southwest Gas Holdings in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction. To the fullest extent permitted by law, subject to certain exceptions set forth in the Charter, none of our (or our subsidiaries’) directors, officers or employees shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Southwest Gas Holdings, merely by virtue of being a director, officer or employee of Southwest Gas Holdings.

Our Charter also provides for special approval procedures that may be utilized if it is deemed desirable by Southwest Gas Holdings, us, our subsidiaries or any other party, that we take action with specific regard to a particular transaction, corporate opportunity or type or series of transactions or corporate opportunities, out of an abundance of caution, to ensure that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, we may employ special procedures to affirm or authorize transactions or opportunities in these cases if:
•the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or duly appointed committee of the Board and the Board or such committee authorizes, approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or
•the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

Any person purchasing or otherwise acquiring any interest in any shares of our Common Stock will be deemed to have consented to these provisions of the Charter.

Except as otherwise agreed in writing between us and Southwest Gas Holdings, these corporate opportunity provisions will have no further force or effect when Southwest Gas Holdings owns 10% or less of the total voting power of our outstanding shares and has no directors, officers or employees serving as our (or any of our subsidiaries’) directors, officers or employees.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of fiduciary duties as directors or officers, and our Charter includes such an exculpation provision. Our Charter and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, all expense, liability and loss actually and reasonably incurred or suffered by each person who was or is a party or is otherwise threatened to be made a party to any action, suit or proceeding for actions taken as our legal representative, director or officer, or, while serving as our director or officer, for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Charter and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to certain conditions, including our receipt of an undertaking from the indemnified party if required under the DGCL. Our Charter expressly authorizes us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that are in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors or officers under the federal securities laws. There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our Charter provides that, unless we otherwise determine, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or stockholder in such capacity to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against us or any current or former director or officer or other employee or stockholder in such capacity arising pursuant to any provision of the DGCL or our Charter or Bylaws, (iv) any action asserting a claim relating to or involving us governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Charter further provides that the federal district courts of the United States is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock is available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. As noted above, the existence of authorized but unissued shares of Common Stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amended Cooperation Agreement

In November 2023, Southwest Gas Holdings entered into that certain Amended and Restated Cooperation Agreement (the “Amended Cooperation Agreement”) with certain investment entities affiliated with Carl C. Icahn (the “Icahn Group”). Among other things, the Amended Cooperation Agreement provides that, assuming the Amended Cooperation Agreement is then in effect, in connection with our separation from Southwest Gas Holdings and so long as the Icahn Group owns at least a certain number of shares of Southwest Gas Holdings common stock, during the term of the Amended Cooperation Agreement (i) we will be incorporated in Delaware, (ii) the Board will be annually elected for one-year terms and (iii) the first annual meeting of our stockholders will be held no earlier than the nine-month anniversary of the consummation of our separation from Southwest Gas Holdings and no later than the twelve-month anniversary of our separation from Southwest Gas Holdings, subject to certain exceptions set forth in the Amended Cooperation Agreement.

Listing

Our shares of Common Stock are listed on the New York Stock Exchange under the symbol “CTRI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company d/b/a EQ Shareowner Services.